CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Macquarie Global Infrastructure Fund:

We consent to the use in this Registration Statement of Oppenheimer Macquarie Global Infrastructure Fund, of our report dated March 30, 2016, included in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

March 30, 2016